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                                                                    EXHIBIT 99.1
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                     HARRIS TO OFFER CONVERTIBLE DEBENTURES
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MELBOURNE, FLORIDA, AUGUST 20, 2002 - Harris Corporation (NYSE:HRS) announced today that it intends to offer in a private placement, subject to market and other conditions, $125 million of unsecured convertible debentures. It is contemplated that the convertible debentures will be convertible into shares of Harris' common stock at a price to be determined. The offer will be made only to qualified institutional buyers under Rule 144A and under the Securities Act of 1933, as amended (the "Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. Harris intends to grant the initial purchasers of the convertible debentures a 30-day option to purchase an additional $25 million of convertible debentures.

Harris intends to use the proceeds generated from the issuance primarily for working capital and general corporate purposes including refinancing of existing indebtedness.

The convertible debentures and the shares of common stock issuable upon conversion have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in a jurisdiction in which such offering would be unlawful.

Cautionary Statement: Harris' statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Harris' intention to consummate the issuance of the convertible debentures and the intended use of proceeds. The proposed sale of the convertible debentures is subject to conditions, and there can be no assurance that Harris will complete the sale of convertible debentures. In addition, Harris' business is subject to the risks and uncertainties described in Harris' filings with the Securities and Exchange Commission.
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